UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2018

HUBBELL INCORPORATED

(Exact name of registrant as specified in its charter)

CONNECTICUT	1-2958	06-0397030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Waterview Drive Shelton, Connecticut	06484
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (475) 882-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note.

As previously announced in its Current Report on Form 8-K filed on December 26, 2017, Hubbell Incorporated (the “Company”) entered into an Agreement and Plan of Merger on December 22, 2017 by and among Meter Readings Holding Group, LLC (“Aclara”), Hubbell Power Systems, Inc., a wholly owned subsidiary of the Company, Yellow Merger Sub, Inc., an indirect wholly owned subsidiary of the Company (“Merger Sub”), Sun Meter Readings, LP, as representative for Aclara’s members and optionholders, and, for the limited purposes set forth therein, the Company, pursuant to which the Company agreed to acquire Aclara. The acquisition will be structured as a reverse triangular merger in which Merger Sub will merge with and into Aclara in accordance with Delaware law (the “Merger”, and the date on which the Merger is consummated, the “Merger Closing Date”), with Aclara surviving the Merger as a wholly owned indirect subsidiary of the Company.

ITEM 1.01	Entry into a Material Definitive Agreement.

Term Loan Agreement

On January 31, 2018, the Company, as borrower, entered into a Term Loan Agreement (the “Term Loan Agreement”) with a syndicate of lenders and JPMorgan Chase Bank, N.A., as administrative agent.

The Term Loan Agreement provides the Company with the ability to borrow up to $500 million on an unsecured basis to partially finance the Merger, the repayment of certain existing indebtedness of Aclara and its subsidiaries and the transactions contemplated by or related to, and the payment of the fees, costs and expenses in connection with, the foregoing (the “Aclara Transactions”).

The availability of the loans under the Term Loan Agreement, which have not yet been funded, is subject to the satisfaction (or waiver) of certain conditions set forth therein, including certain conditions related to the consummation of the Merger. The loans will be made in a single borrowing on the Merger Closing Date and will be due and payable in full 5 years after the date of such borrowing.

The Company’s borrowings under the Term Loan Agreement will bear interest, at the Company’s option, based on either the Alternate Base Rate (as defined in the Term Loan Agreement) or the Adjusted LIBO Rate (as defined in the Term Loan Agreement), plus an applicable margin based on the Company’s credit ratings. The Company will also pay to the lenders under the Term Loan Agreement certain customary fees.

The Term Loan Agreement contains representations and warranties and affirmative and negative covenants customary for unsecured financings of this type, as well as a financial covenant requiring that, as of the last day of each fiscal quarter, commencing with the first fiscal quarter-end date occurring on or after the effective date of the Term Loan Agreement, the ratio of total indebtedness to total capitalization shall not be greater than 65%. An event of default under the Term Loan Agreement may be triggered, among other things, by a failure to pay when due any principal on any loan under the Term Loan Agreement, failure to comply with certain covenants under the Term Loan Agreement, failure to make payments when due in respect of, or the acceleration of, debt obligations in excess of $50 million, or a change of control of the Company. A default under the Term Loan Agreement would permit the lenders under the Term Loan Agreement to accelerate any outstanding loans.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Revolving Credit Agreement

On January 31, 2018, the Company, as borrower, and its subsidiaries Hubbell Power Holdings S.à r.l. and Harvey Hubbell Holdings S.à r.l., each as a subsidiary borrower (collectively, the “Subsidiary Borrowers” and, together with the Company, the “Borrowers”), entered into a five-year credit agreement with a syndicate of lenders and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Revolving Credit Agreement Agent”), that provides a $750 million committed revolving credit facility (the “Revolving Credit Agreement”). The Company will guarantee the obligations of the Subsidiary Borrowers under the Revolving Credit Agreement.

Commitments under the Revolving Credit Agreement may be increased to an aggregate amount not to exceed $1,250 million. The Revolving Credit Agreement includes a $50 million sub-limit for the issuance of letters of credit. The sum of the dollar amount of loans and letters of credits to the Subsidiary Borrowers under the Revolving Credit Agreement may not exceed $75 million.

The initial availability of revolving loans under the Revolving Credit Agreement is subject to the satisfaction (or waiver) of certain conditions set forth therein, including certain conditions related to the consummation of the Merger and the termination of commitments under the Company’s existing $750 million five-year revolving credit agreement, dated as of December 16, 2015, among the Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the date on which such conditions are satisfied or waived, the “First Availability Date”).

The Revolving Credit Agreement is maintained for general corporate purposes, including support for the issuance of commercial paper, and the Company may borrow up to $225 million of revolving loans under the Revolving Credit Agreement on the Merger Closing Date to partially finance the Aclara Transactions, subject to the satisfaction (or waiver) of certain conditions set forth therein, including certain conditions related to the consummation of the Merger.

Revolving loans under the Revolving Credit Agreement will be made available in U.S. dollars, euro, pounds sterling, Canadian dollars, Swiss francs and any other foreign currency (x) that is a lawful currency that is readily available and freely transferable and convertible into U.S. dollars, (y) for which a LIBO rate is available in the Revolving Credit Agreement Agent’s determination and (z) that is agreed to by the Revolving Credit Agreement Agent and each of the lenders under the Revolving Credit Agreement. Revolving loans denominated in dollars may, at the applicable Borrower’s election, bear interest based on either (A) the Alternate Base Rate (as defined in the Revolving Credit Agreement) or (B) the Adjusted LIBO Rate (as defined in the Revolving Credit Agreement) plus, in the case of this clause (B), an applicable margin based on the Company’s credit ratings. The Company will also pay to the lenders under the Revolving Credit Agreement certain customary fees.

Competitive loans under the Revolving Credit Agreement may be advanced in dollars only and will bear interest, as specified by the applicable lender in its related competitive bid, either at the LIBO rate plus (or minus, as applicable) a marginal rate of interest or at a fixed rate of interest per annum.

All revolving loans outstanding under the Revolving Credit Agreement will be due and payable on the fifth anniversary of the First Availability Date. All competitive loans under the Revolving Credit Agreement will be due and payable on the last day of the interest period applicable to such loans.

The Revolving Credit Agreement contains representations and warranties and affirmative and negative covenants customary for unsecured financings of this type, as well as a financial covenant requiring that, as of the last day of each fiscal quarter, commencing with the first fiscal quarter-end date occurring on or after the effective date of the Revolving Credit Agreement, the ratio of total indebtedness to total capitalization shall not be greater than 65%. An event of default under the Revolving Credit Agreement may be triggered, among other things, by a failure to pay when due any principal on any loan under the Revolving Credit Agreement, failure to comply with certain covenants under the Revolving Credit Agreement, failure to make payments when due in respect of, or the acceleration of, debt obligations in excess of $50 million, or a change of control of the Company. A default under the Revolving Credit Agreement would permit the participating banks to terminate their commitments to extend credit under the Revolving Credit Agreement and accelerate any outstanding loans.

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Agreement, which is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.

ITEM 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Term Loan Agreement, dated as of January 31, 2018, by and among Hubbell Incorporated, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as Administrative Agent.

99.2	Credit Agreement, dated as of January 31, 2018, by and among Hubbell Incorporated and its subsidiaries Hubbell Power Holdings S.à r.l. and Harvey Hubbell Holdings S.à r.l., the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as Administrative Agent.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Term Loan Agreement, dated as of January 31, 2018, by and among Hubbell Incorporated, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as Administrative Agent.

99.2	Credit Agreement, dated as of January 31, 2018, by and among Hubbell Incorporated and its subsidiaries Hubbell Power Holdings S.à r.l. and Harvey Hubbell Holdings S.à r.l., the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUBBELL INCORPORATED

By:	/s/ William R. Sperry
Name: William R. Sperry
Title: Senior Vice President and
Chief Financial Officer

Date: January 31, 2018